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                                                                    EXHIBIT 4.02

                ADVANCED INFORMATION MANAGEMENT SOLUTIONS, INC.
                      NON-STATUTORY STOCK OPTION AGREEMENT

GENERAL OPTION INFORMATION

Name of Consultant:

Address of Consultant:


Total Number of Option Shares:

Option Exercise Price:

Date of Grant:

Contract Period:


Option Expiration Date:

Exercise Schedule:




Exercise Window:




                              Aggregate Percentage of Exercisable
                     Date         Option Shares That Expire
                     ----         -------------------------





Termination of Consulting:

         If, prior to the Option Expiration Date, the Consultant's service to the Company (and its Subsidiaries) is terminated for any reason, with or without cause, and whether at the initiative of the Consultant or the Company, the Option shall remain exercisable following such termination as to the number of Option Shares which


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         had become exercisable as of the date of termination under the
         Exercise Schedule above, but no additional Option Shares shall become exercisable under the Option after the date of termination. Upon any such termination, however, Option Shares which remain exercisable as provided above shall cease to be exercisable in stages as provided in the Exercise Window above, except that in no event shall any Option Shares which were exercisable as of the date of termination expire within thirty (30) days after the date of termination (except on the Option Expiration Date, on which date the Option shall terminate and shall no longer be exercisable).

TERMS OF AGREEMENT

         This Non-Statutory Stock Option Agreement (the "Agreement") is made and entered into, as of the Date of Grant indicated above, between Advanced Information Management Solutions, Inc., a California corporation (the "Company"), and the Consultant indicated above, pursuant to the Company's Stock Option Plan (the "Plan"), which reserves for issuance to persons serving the Company and its Subsidiaries as employees and consultants certain shares of the Company's no par value Common Stock (hereinafter called the "Common Stock"). As used in this Agreement, the term "Subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Company, as that term is defined in Sections 425(f) and (g) of the Internal Revenue Code of 1986 (the "Code").

         The Company desires to carry out the purposes of the Plan by affording the Consultant, who is a consultant to the Company, an opportunity to purchase shares of Common Stock by means of the grant of a non-statutory stock option, under the terms and conditions of this Agreement. Accordingly, the Company and the Consultant agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Consultant, subject to the terms and conditions of this Agreement, the right and option (hereinafter called the "Option") to purchase all or any part of the Total Number of Option Shares indicated in the General Option Information above (such number being subject to adjustment as provided in Section 7 of this Agreement and referred to in this Agreement as the "Option Shares").

         2. PURCHASE PRICE. The purchase price of the Option Shares shall be the Option Exercise Price indicated in the General Option Information above, which price has been determined by the Stock Option Committee (the "Committee") appointed by the Board of Directors to be not less than the fair market value of said shares as of the Date of Grant.

         3. TERMS OF OPTION. The Option shall expire on the Option Expiration Date, and shall not be exercisable on or after that date,


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(subject to earlier expiration of the Option in stages pursuant to the
Exercise Window in the General Option Information above). Subject to the provisions of Section 8, the Option shall become exercisable as indicated in the Exercise Schedule in the General Option Information section above. Fractional shares shall be rounded to the nearest whole share. Any Option Shares with respect to which the Option becomes exercisable must be purchased by the Consultant prior to the expiration of such Option Shares under the Exercise Window provisions in the General Option Information above. If the Option is not exercised during the Exercise Window with respect to Option Shares which become exercisable, the Option shall expire as to such Option Shares, and they shall not thereafter be exercisable. Notwithstanding the above, the limitation imposed by the Exercise Window shall not reduce the time periods specified in Sections 5 or 6 below for exercise of the Option in the event of the Consultant's termination, death, or disability. If the Option is exercised as to fewer than all of the Option Shares which are available for exercise at the time, the Option cannot be exercised for less than twenty percent (20%) of the Option Shares which are available for exercise. The purchase price of the shares as to which the Option shall be exercised shall be paid in full at time of exercise as provided in Section 8. The Consultant shall not have any of the rights of a shareholder with respect to the Option Shares as to which there has been no exercise of the Option.

         4. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Consultant, only by the Consultant. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

         5. TERMINATION OF CONSULTING. The effect of termination of the Consultant's service to the Company (except for reasons specified in Section 6 below) shall be as specified in the General Option Information above. Nothing in this Agreement shall confer upon the Consultant any right to continue to be retained by the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate the Consultant's service at any time.

         6. DEATH OR DISABILITY OF CONSULTANT. If, prior to the Option Expiration Date, the Consultant shall die or become disabled, the Option shall remain exercisable following such event as to the number of Option Shares which had become exercisable as of the date of such event under the Exercise Schedule in the General Option Information above, but no


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additional Option Shares shall become exercisable under the Option after the date of such event. If such an event occurs, the Option may be exercised by the Consultant (or by the Consultant's personal representatives, heirs or legatees). Upon any such event, however, Option Shares which remain exercisable as provided above shall cease to be exercisable in stages as provided in the Exercise Window in the General Option Information above, except that in no event shall any Option Shares which were exercisable as of the date of such event expire within six (6) months after the date of such event (except on the Option Expiration Date, on which date the Option shall terminate and shall no longer be exercisable). For purposes of this Agreement, "disability" shall be defined as those conditions described in Code Section 22(e)(3), and such other conditions as the Committee may reasonably determine constitute a disability.

         7. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE.

                  (a) STOCK SPLITS AND LIKE EVENTS. If a stock dividend, stock split or reverse stock split, or reclassification were to occur, then the aggregate number and/or class of shares subject to this Option and the exercise price prior to such occurrence shall be appropriately adjusted by the Committee in accordance with the terms of the Plan, and such adjustment shall be conclusive. Such adjustment shall have the result that if the Consultant were to exercise a portion of the Option subsequent to such occurrence, then Consultant shall pay the same aggregate exercise price to exercise such portion of the Option and shall then hold the same class and aggregate number of shares as if the Consultant had exercised such portion of the Option immediately prior to such occurrence.

                  (b) RECAPITALIZATION. In the event of (A) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company, or (B) a merger or consolidation in which the Company is not the surviving entity, or (C) a merger in which the Company is the surviving entity but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other securities, cash, or other property, then, at the sole discretion of the Board and to the extent permitted by applicable law, the Option:

         (1) shall terminate upon such event and may be exercised prior thereto only to the extent the Option was then exercisable, provided the Consultant has been given at lease fifteen (15) days advance notice of the closing of such transaction; or

         (2) shall terminate upon such event, or such date prior to the consummation of the event as the Board may determine, but shall become fully exercisable as to all shares upon the consummation of such event or on such date determined by the Board; or


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         (3) shall continue in full force and effect and, if applicable, the surviving entity shall assume the Option and/or shall substitute a similar option for the Option; or

         (4) shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other similar agreement.

         8. METHOD OF EXERCISING OPTION; INVESTMENT REPRESENTATION. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its main office. Such notice shall be in a form reasonably satisfactory to the Company and shall state the election to exercise the Option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such shares in cash or by check. The Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the Consultant and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised pursuant to Section 6 hereof after the death of the Consultant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

                  The shares purchasable upon the exercise of options granted under the Plan have not been registered under the Federal Securities Act of 1933 (the "Act"), or qualified under the California Corporate Securities Law of 1968 (the "Law"). Therefore, unless the Option Shares are so registered and qualified prior to Consultant acquiring them by exercising the Option, the Option Shares shall be subject to the following restrictions and all certificates representing the Option Shares shall bear conspicuous legends containing said restrictions:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") IN RELIANCE IN PART ON THE EXEMPTION PROVIDED BY RULE 701, OR QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968 (THE "LAW"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND CONSTITUTE RESTRICTED SECURITIES FOR PURPOSES OF RULE 144. NEITHER SAID SHARES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED, SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT


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                  AND QUALIFICATION UNDER THE LAW, OR AN OPINION OF COUNSEL
                  SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID TRANSFER, SALE OR OFFER.

                  Until registration of the Option Shares under the Act and qualification under the Law, the notice of exercise shall require the Consultant to represent that the Consultant is acquiring the Option Shares for the Consultant's own account, for investment, and not for purposes of resale or distribution and each subsequent purchaser shall be required to so represent until such registration. The Company may prohibit any sale or transfer of any interest in the Option Shares by a person so representing for one year (or such longer time as the Company reasonably deems appropriate) if such person cannot demonstrate to the satisfaction of the Company that such sale or transfer was occasioned by circumstances which had changed from the date such person made such representation and that such representation was therefore truthful when made.

         9. DELIVERY OF PLAN. The Consultant acknowledges that the Consultant has received from the Company a copy of the Plan pursuant to which this Agreement is made and entered into.

         10. RIGHT OF FIRST REFUSAL.

                  (a) INITIATION OF RIGHT OF FIRST REFUSAL. Until a public offering of the Company's Common Stock has occurred with proceeds to the Company of at least Ten Million Dollars ($10,000,000) and a per share price valuing the Company's total outstanding Common Stock at at least Forty-Five Million Dollars ($45,000,000), the Consultant (which for purposes of this Section 10 shall include the Consultant's heirs, executors, administrators and transferees, and shall be referred to as the "Shareholder") shall not sell pledge, assign, or otherwise transfer any of the Shareholder's interest in any of the Option Shares acquired upon exercise of the Option without first offering to the Company or its designees the right and option to purchase said shares as provided hereinafter in this Section 10 (the "Right of First Refusal"). Notwithstanding the above, the Consultant may sell or transfer any interest in any of said Option Shares to the Consultant's spouse or children, or to a trustee or custodian for the benefit of the Consultant or Consultant's spouse or children (collectively, "Permitted Transferees") without first offering said Option Shares to the Company or its designees, provided such buyer or transferee agrees in writing to be bound by the restrictions set forth in this Section 10 and
Section 8 of this Agreement.

                  In the event of a pledge or other hypothecation of the Option Shares, or the granting of any option or other right to purchase the Option Shares, then the Right of First Refusal shall come into existence


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at the time of any sale or transfer of ownership of the Option Shares pursuant to the foreclosure under such pledge or hypothecation or exercise of such option or right, as the case may be; provided, however, that Consultant may not pledge or hypothecate the Option Shares or grant an option or right to purchase the Option Shares unless the pledge holder or option or right holder, as the case may be, agrees in writing at the time of the pledge or grant of the option or right to be bound by the Right of First Refusal as contained in this Section 10 and to cause any proposed assignee or transferee of such pledge or right or option to execute and deliver to the Company a similar writing prior to such assignment or transfer.

                  (b) MECHANICS. Any Shareholder desiring to sell any or all of the Option Shares during such time period shall give written notice to the Company of the Shareholder's bona fide intention to sell the Option Shares pursuant to a bona fide written offer of a third party other than the Company (the "Proposed Purchaser"). The notice shall include a photocopy of such written offer which shall specify the identity of the Proposed Purchaser, the number of such Option Shares proposed to be sold (hereinafter the "Offered Shares"), and the price and payment terms of the proposed offer to buy the Offered Shares. The payment terms of the Proposed Purchaser to the Shareholder (and of the Shareholder to the Company) must be cash, cash equivalent (a certificate of deposit, shares of stock in a publicly traded company, and the like), or a promissory note of the Proposed Purchaser payable on date(s) specified by passage of time. The Company or its designees shall have the right and option to purchase the Offered Shares, at the price and on the payment terms specified in the Shareholder's notice, for a period of sixty (60) days from receipt of said notice from the Shareholder. That is, such notice by the Shareholder constitutes an irrevocable offer by the Shareholder to sell the Offered Shares to the Company or its designees at the price and payment terms specified in such notice for sixty (60) days from the Company's receipt of such notice.

                  The Company shall exercise its option by giving written notice (the "Original Notice") to the Shareholder stating that it is exercising its option. The Company may not exercise the option as to fewer than all of the Offered Shares. The Shareholder shall deliver certificates representing the Offered Shares purchased by the Company or its designees against payment for the account of the Shareholder of the purchase price in compliance with the terms of the bona fide offer within thirty (30) days of the option exercise notice.

                  In the event both the Company and its designees fail to exercise their option as provided in this section, the Offered Shares may be sold by the Shareholder to the Proposed Purchaser within a period of sixty (60) days following the end of the Company's sixty (60)-day option period specified above, provided that (1) such sale is made at a price and on terms no more favorable to the Proposed Purchaser than those made


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available to the Company and its designees under this section, (2) the
Proposed Purchaser delivers a written undertaking to the Company to be bound by the restrictions on the Option Shares set forth in this Section 10 and
Section 8 of this Agreement, and (3) the Company receives an opinion of counsel reasonably satisfactory to it that the sale to the Proposed Purchaser complies with applicable federal and state corporate securities laws.

                  Upon receipt of a writing from Shareholder and Proposed Purchaser that the foregoing conditions have been satisfied and the purchase price paid to the Shareholder by the Proposed Purchasers, the Company shall transfer the ownership of record to the Proposed Purchaser (and reissue the certificate).

                  If within this sixty (60)-day period the Shareholder does not enter into an agreement for such a sale of Offered Shares to the Proposed Purchaser which is consummated within thirty (30) days of the execution thereof, the Right of First Refusal shall be revived as to the Offered Shares which shall not be sold or transferred unless the Shareholder first offers the Company the right and option to repurchase all such Option Shares in accordance with this Section.

                  Any transfer or purported transfer of the Option Shares or any interest therein shall be null and void unless the terms and conditions of this
Section 10 are strictly observed and followed, or such terms and conditions are waived by the Company's Board of Directors.

                  In addition to the other legends described in this Agreement, all certificates representing the Option Shares shall bear the following legend:

                  THESE SHARES ARE ALSO SUBJECT TO CERTAIN TRANSFER RESTRICTIONS, INCLUDING A RIGHT OF FIRST REFUSAL, AS SET FORTH IN A NON-STATUTORY STOCK OPTION AGREEMENT ON FILE WITH THE SECRETARY.

         11. NOTICES. Any notice required to be given pursuant to this Agreement shall be deemed effectively given (i) to the Company upon personal delivery to the Company's President, or three (3) days after it is deposited in the U.S. mail, by registered or certified mail, postage prepaid and addressed to the Company at it principal executive office, Attention: President, and (ii) to the Consultant upon personal delivery or three (3) days after it is deposited in the U.S. mail, by registered or certified mail, postage prepaid and addressed to the Consultant at his address appearing in the General Option Information section of this Agreement. Either party may designate another address for purposes of receiving notices under this Agreement by giving written notice to the other party of such new address in accordance with this section.


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         12. INCOME TAX CONSEQUENCES AND ADVICE. It is intended that the exercise of this Option will be taxed as a non-statutory stock option. Upon exercise of a non-statutory option, an optionee realizes income for tax purposes equal to the difference between the then fair market value of the shares purchased and the exercise price, and the Corporation is entitled to a compensation expense deduction in the same amount. The Consultant represents that he has not relied upon any tax advice from the Corporation or its counsel, however, in making the decision to enter into this Agreement.

         13. CONFIDENTIALITY AND FINANCIAL INFORMATION.

                  (a) CONFIDENTIALITY. The Company has a general policy of maintaining the confidentiality of certain corporate records. The Consultant shall be subject to such policy and all certificates representing the Option Shares shall bear the following legend:

                  THE HOLDER OF RECORD OF THESE SHARES, AND SUCH HOLDER'S AGENTS AND ATTORNEYS, MAY BE REQUIRED TO EXECUTE NONDISCLOSURE STATEMENTS PRIOR TO BEING PERMITTED TO INSPECT CERTAIN RECORDS OF THE COMPANY.

                  (b) FINANCIAL INFORMATION. Whenever the Company provides financial statements, whether audited or unaudited, to all of its shareholders as a group, the Company shall concurrently provide the Consultant with a copy of such financial statements. Notwithstanding the foregoing, the Company shall provide the Consultant at the end of its fiscal year with a copy of its financial statements, either audited or unaudited, for such fiscal year, within ninety (90) days after the end of such fiscal year, if this Option is then still in effect.

                  The Consultant acknowledges that such financial statements are confidential information of the Company and are being provided solely in order to assist Consultant in the decision of whether and when to exercise the Option. The Consultant agrees (1) to maintain the confidentiality of all such financial statements and not to disclose the contents of such financial statements to any third party without the prior written consent of an officer of the Company and
(2) not to use such financial statements for any other purpose.

AUTHORIZED SIGNATURES

         In order to bind the parties to the terms and conditions of this Non-Statutory Stock Option Agreement, the parties or their duly authorized representatives have signed their names below.

ADVANCED INFORMATION
MANAGEMENT SOLUTIONS, INC.                  CONSULTANT


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By:_________________________                ____________________________
   Todd Hogue, President                    Signature

Date: ______________________        Date: ____________________________


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